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                                  EXHIBIT 12. 1

                       RATIO OF EARNINGS TO FIXED CHARGES

EXHIBIT 12.1
ECHOSTAR DBS CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

                                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------------------------------------------
                                                                                                           2002 AS
                                                                1999            2000          2001         RESTATED (1)     2003
                                                              ---------      ---------      ---------      ---------     ---------
Income (loss) before taxes...............................     $(562,285)     $(607,540)     $  32,497      $ 127,832     $ 333,114

Interest expense (net of amounts capitalized)............       196,390        193,685        192,900        338,883       407,030
Amortization of capitalized interest (estimate)..........        10,708         10,708         10,708         12,395        14,455
Interest component of rent expense (2) ..................           192            253            700            904         1,515
                                                              =========      =========      =========      =========     =========
      Earnings before fixed charges .....................     $(354,995)     $(402,894)     $ 236,805      $ 480,014     $ 756,114
                                                              =========      =========      =========      =========     =========

Interest expense (net of amounts capitalized)............     $ 196,390      $ 193,685      $ 192,900      $ 338,883     $ 407,030
Capitalized interest ....................................             -              -              -         23,876         8,428
Interest component of rent expense (2) ..................           192            253            700            904         1,515
                                                              =========      =========      =========      =========     =========
     Total fixed charges ................................     $ 196,582      $ 193,938      $ 193,600      $ 363,663     $ 416,973
                                                              =========      =========      =========      =========     =========
Ratio of earnings to fixed charges ......................             -              -           1.22           1.32          1.81
                                                              =========      =========      =========      =========     =========
Deficiency of available earnings to fixed charges .......     $(551,577)     $(596,832)     $       -      $       -     $       -
                                                              =========      =========      =========      =========     =========

(1) We restated our 2002 consolidated financial statements to reverse an accrual of approximately $30.2 million, on a pre-tax basis, related to the replacement of smart cards in satellite receivers owned by us and leased to consumers.

(2) The interest component of rent expense has been estimated by taking the difference between our gross rent expense and the net present value of our rent expense using the weighted average cost of debt for our senior notes during each respective period. The rates applied are approximately 9% for the years ended December 31, 1999, 2000, 2001 and 2003; and 10% for the year ended December 31, 2002.